Exhibit 99.1

VIGGLE® LAUNCHES FIRST EVER LOYALTY PROGRAM FOR TELEVISION
Users check into TV shows to get real rewards such as gift cards, movie tickets and music

NEW YORK, NY – Jan. 18, 2012 – Function(x) Inc. (Symbol: FNCX), founded by media and entertainment entrepreneur Robert F.X. Sillerman, announced today the upcoming availability of Viggle®, a rewards-based loyalty program for television. Viggle, which will be available initially as a free download in the iTunes App Store, awards its users points for checking into TV shows. Points can be redeemed within the app for dozens of rewards from companies such as Burger King, Sephora, Fandango and the Hulu Plus subscription service or converted into charitable donations.

“Watch TV, Get Rewards. Viggle is a simple idea that will transform the television viewing experience,” said Chris Stephenson, president of Function(x). “People love TV, and for the first time, they are getting rewarded not only for their loyalty, but also for checking out new shows. We think viewers will love it – as will networks and brands.”

Viggle works with live, recorded and online TV content from more than 100 channels today and more are being added daily. Shows with check-in bonuses are featured in the “What’s On” section, where people are also able to set reminders and “like” shows. Viggle curates all of the Twitter discussions related to each television show, its cast and crew in the “Chatter” section. People are able to link Viggle to their Facebook and Twitter accounts, making it easy for users to post comments directly to these social networks. Vibrant, behind-the-scenes experiences and access to unique footage and bonus offers are all part of the Viggle experience.

“TV check-in applications have not yet proven that they can move audiences who just want to sit and watch,” said Rob Enderle, principal analyst at The Enderle Group. “Rewards have worked in the past to motivate people to change their behavior and Viggle’s focus on real rewards may be the critical difference that drives TV audiences to participate.”

In addition to more than 100 channels that Viggle works with automatically, the company is collaborating on show-specific engagements with a variety of networks, cable and production companies.  With the ability to engage viewers with unique content, real-time polls and quizzes, and reward them for their loyalty to shows, Viggle represents a unique opportunity to help increase network ratings.

“We look forward to providing a platform and service for our network partners to build their own second screen experiences,” said Janet Scardino, CEO of Function(x). “Our vision is for Viggle to become a broad currency for loyalty across all TV and we’re excited about helping networks drive audience tune-in and engagement”.

The free Viggle app will soon be available in the U.S. for download through the iTunes App Store for all iOS devices. Special versions for iPad, Android and the Web will follow shortly.

To be notified of availability, please visit www.viggle.com.

About Viggle®
Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they’re watching.  Currently available for Apple iPhone®, iPad® and iPod Touch®, Viggle automatically identifies what television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app’s rewards catalogue for items such as movie tickets, music and gift cards. For more information, visit http://www.viggle.com or follow us on Twitter @Viggle or via Facebook.

About Function(x)
Function(x) Inc. was founded by media entrepreneur Robert F.X. Sillerman, who has pioneered a number of successful television, radio and live entertainment businesses. Sillerman created Function(x) in June 2010 to develop new business models and digital products and services that encourage consumers to engage with entertainment such as TV, movies, games and music. The company is publicly listed as FNCX. For more information, visit http://www.functionxinc.com or follow us on Twitter @functionxinc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of January 18, 2012.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact:
Laura Gonia
Weber Shandwick
E: FunctionX@webershandwick.com
P: 206-576-5580

Jason Reindorp
VP, Marketing
Function(x) Inc.
jr@functionxinc.com
Tel. 206.226.4085

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